WORKING CAPITAL SETTLEMENT AGREEMENT

This Working Capital Settlement Agreement (the "Settlement Agreement") entered into 31st day of March, 2020 (the "Effective Date"), between and among, KonaTel, Inc., a Delaware corporation ("KonaTel"); Apeiron Systems, Inc., a Nevada corporation ("Apeiron"); Joshua Ploude ("Ploude"); and Vyacheslav Yanson ("Yanson"). Ploude and Yanson are sometimes called the "Apeiron Shareholders," and KonaTel, Apeiron, Ploude and Yanson are sometimes collectively referred to herein as the "Parties" and individually as a "Party."

I. RECITALS

WHEREAS, KonaTel and the Apeiron Shareholders entered into an Agreement and Plan of Merger on December 31, 2018, the Aperion Shareholders (the "Apeiron Merger Agreement");

WHEREAS, "Section 2.2 Estimated Net Working Capital" and "Section 2.3 Final Settlement" of the Apeiron Merger Agreement provided for a method to calculate and reconcile any surplus or deficit in "Net Working Capital" amounts; and

WHEREAS, on November 22, 2019, KonaTel, Apeiron and the Apeiron Shareholders reached an agreement on the "Final Net Working Capital" amount of $310,129.57 owed by Apeiron to the Apeiron Shareholders under the Apeiron Merger Agreement; and

WHEREAS, KonaTel, Apeiron and the Apeiron Shareholders have now agreed, pursuant to Section 2.3 of the Apeiron Merger Agreement, that the surplus Final Net Working Capital amount of $310,129.57 shall be paid by Apeiron to the Apeiron Shareholders pro rata: 90% or $279,116.61 to Ploude and 10% or $31,012.96 to Yanson; and

WHEREAS, on February 14, 2020, KonaTel, on behalf of Apeiron, made a partial payment of $5,000 towards the surplus Net Working Capital balance of $31,012.96 Apeiron owed to Yanson; and

WHEREAS, on March 5, 2020, KonaTel, on behalf of Apeiron, paid Yanson $26,012.96 representing the total final payment of the surplus Final Net Working Capital balance Apeiron owed to Yanson; and

WHEREAS, on March 8, 2020 KonaTel, on behalf of Apeiron, paid Ploude $225,000 representing a partial payment of the $279,116.61 surplus Net Working Capital balance owed by Apeiron to Ploude, leaving an outstanding balance of $54,116.61 owed by Apeiron to Ploude; and

WHEREAS, the Final Net Working Capital balance of $54,116.16 due to Ploude by Apeiron and/or KonaTel, shall be paid in full on or before December 31, 2020.

NOW, THEREFORE, in consideration of the foregoing and the terms and provisions hereof, the receipt and sufficiency of which are hereby acknowledged, the Parties do here by agree as follows:

II. AGREEMENT

In consideration of the foregoing Recitals and of the mutual covenants set forth herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Payments. Upon receipt of a fully executed copy of this Settlement Agreement, KonaTel shall pay to Ploude and Yanson via ACH electronic transfer of immediately available funds to the bank account(s) identified below (the "Accounts") the total respective sums of Two Hundred Twenty-Five Thousand Dollars ($225,000-Ploude) and Twenty-Six Thousand Twelve Dollars and Ninety-Six Cents ($26,012.96-Yanson) (the "Settlement Payments"). For purposes of this Settlement Agreement, the date the full amount of the aforsaid

Settlement Payment is received in the respective Accounts of Ploude and Yanson shall be referred to as the "Settlement Payment Date."

Bank Details (Ploude)
Bank Name: Chase Bank
Account Number: 3894834164
Routing Number: 322271627
Name on Account: Joshua Ploude

Bank Details (Yanson)
Bank Name: Wells Fargo Bank
Account Number: 9816882493
Routing Number: 121042882
Name on Account: Vyacheslav Yanson

2. Balance due Ploude. The Final Net Working Capital balance of $54,116.16 due to Ploude by Apeiron and/or KonaTel, shall be paid in full on or before December 31, 2020.

3. Releases. KonaTel and Apeiron, on the one hand, and Ploude and Yanson on the other hand, and subject to all payments required to be made hereunder having been paid, hereby completely release, acquit, and forever discharge one another, and their respective officers, directors, shareholders, representatives, employees, counsel, insurers, agents, assigns, and affiliated parent or subsidiary corporations or entities from and against any and all claims (including those in law or equity), demands, rights, obligations, debts, expenses, liabilities, defenses, fines, fees, or causes of action, whether or not alleged, recited, described, or currently asserted, whether known or unknown, suspected or unsuspected, fixed or contingent, which they have, may have, or could assert against the other, arising out of, concerning, or relating to the Final Settlement of the Net Working Capital amount in the Apeiron Merger Agreement.

4. Documents/Actions Effecting the Agreement. Each Party agrees to execute and deliver all such documents, and to take such other actions, as the other Party may reasonably request to effectuate the terms of this Settlement Agreement.

5. Assignment/Agreement Binding on Successors in Interest: The Parties affirmatively represent that they have not assigned or otherwise transferred any interest, rights, causes of action, or claims they have, may have, or could have against one another in respect of the Net Working Capital amount in the Apeiron Merger Agreement. The Parties further agree that this Settlement Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, executors, administrators, successors, legal representatives, and assigns.

6. Entire Agreement: This Settlement Agreement and the Apeiron Merger Agreement constitute the entire agreement between the Parties with respect to the subject matter contained herein, and there are no covenants, terms, conditions, or inducements, express or implied, other than as set forth or referred to herein. This Settlement Agreement supersedes all prior agreements between the Parties relating to the subject matter herein.

7. Multiple Counterparts: This Settlement Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but when taken together shall constitute one and the same agreement. It is agreed that the signature of any Party hereto transmitted via facsimile shall be fully binding and effective.

8. Authority: Each person who signs this Settlement Agreement on behalf of any Party to the Settlement Agreement represents that he or she has been duly authorized by that Party to enter into this Settlement Agreement and to bind the Party.

9. Review by Counsel: The Parties acknowledge that they have had the benefit of counsel. Accordingly, this Settlement Agreement shall be construed fairly as to all Parties, and it shall not be construed for or against any Party on the basis that such Party participated in drafting it.

10. Seperability: If any portion of this Settlement Agreement shall be, for any reason, invalid or unenforceable, the remaining portion or portions shall nevertheless be valid, enforceable, and carried into effect to the greatest extent possible, unless to do so would clearly violate the present legal and valid intention of the Parties or otherwise undermine the principal objects of this Settlement Agreement.

11. Modification: This Settlement Agreement may not be altered, modified, amended, or changed, in whole or in part, except by a writing executed by the Parties.

12. Headings: The Parties agree that the paragraph headings in this Settlement Agreement are for convenience only and that they are not to be construed as limiting, expanding, or defining the rights of the Parties to this Settlement Agreement.

13. Governing Law; Attorneys' Fees: This Settlement Agreement shall be governed by the law of the State of Nevada, without reference to its conflict or choice of law rules. In the event an action or proceeding is brought by any party under this Agreement to enforce or construe any of its terms, the party that prevails shall be entitled to recover, in addition to all other amounts and relief, its reasonable costs, expenses, and attorneys' fees.

IN WITNESS WHEREOF, the Parties have executed this Settlement Agreement to be effective as of the date first set forth above.

KONATEL, INC.

By: ________________________
Name: D. Sean McEwen, CEO

JOSHUA PLOUDE

____
Joshua Ploude

APEIRON SYSTEMS, INC.

By: ________________________
Name: Joshua Ploude, CEO

VYACHESLAV YANSON

____
Vyacheslav Yanson